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                                                       EXHIBIT NO. 99.15(b)


                         MFS UNION STANDARD TRUST

                     MFS UNION STANDARD RESEARCH FUND

                            DISTRIBUTION PLAN


DISTRIBUTION PLAN with respect to the shares of beneficial interest of the MFS UNION STANDARD RESEARCH FUND (the "Fund"), a series of MFS UNION STANDARD TRUST (the "Trust"), a business trust organized and existing under the laws of The Commonwealth of Massachusetts, dated November 17, 1995.

                                WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (the "Act"); and

WHEREAS, a plan of distribution pursuant to Rule 12b-1 of the Act has been adopted and approved by the Trustees of the Trust, including the Qualifying Trustees (as defined below), and by the shareholders of the Fund; and

WHEREAS, the Trust intends to distribute the Shares of Beneficial Interest (without par value) of the Fund (the "Shares") in part in accordance with Rule 12b-1 under the Act ("Rule 12b-1"), and desires to adopt this Distribution Plan (the "Plan") as a plan of distribution pursuant to such Rule; and

WHEREAS, the Trust on behalf of the Fund and the other series, from time to time, of the Trust has entered into a distribution agreement (the "Distribution Agreement") in a form approved by the Board of Trustees of the Trust (the "Board of Trustees") in the manner specified in Rule 12b-1, with MFS Investor Services, Inc., a Delaware corporation, as distributor (the "Distributor"), whereby the Distributor provides facilities and personnel and renders services to the Fund in connection with the offering and distribution of the Shares; and

WHEREAS, the Board of Trustees, in considering whether the Fund should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Fund and its shareholders;

NOW, THEREFORE, the Board of Trustees hereby adopts this Plan for the Fund as a plan of distribution in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

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       1.  As specified in the Distribution Agreement, the Distributor shall provide facilities, personnel and a program with respect to the offering and sale of Shares. Among other things, the Distributor shall be responsible for all expenses of printing (excluding typesetting) and distributing prospectuses to prospective shareholders and providing such other related services as are reasonably necessary in connection therewith.

       2. The Distribution Fee (as defined below) may be applied by the Distributor to any activities or expenses primarily intended to result in the sale of the Fund's shares, including, but not limited to, compensation to and expenses of employees of the Distributor who engage in or support the distribution of shares or who service shareholder accounts, preparation, printing and mailing of prospectuses and statements of additional information to other than existing shareholders, reports to shareholders such as semiannual and annual reports, performance reports and newsletters, sales literature and other promotional material to prospective investors, direct mail solicitation, advertising and public relations, compensation of sales personnel, office expenses (including rent and overhead), equipment, travel and telephone expenses and such other expenses as may be approved from time to time by the Trustees and as may be permitted by applicable statute, rule or regulation.

       3. As partial consideration for the services performed and expenses incurred in the performance of its obligations under the Distribution Agreement and as specified in Section 2 hereof, the Trust on behalf of the Fund shall pay the Distributor a distribution fee periodically at a rate up to 0.25% per annum of the average daily net assets of the Fund (the "Distribution Fee"). Such payments shall commence following the effectiveness of the Distribution Agreement and shareholder approval of the Plan but only upon notification by the Distributor to the Fund of the commencement of the Plan (the "Commencement Date").

       4. In addition to fees payable pursuant to Section 3 hereof, the expenses permitted to be paid by the Fund pursuant to this Plan on or after the Commencement Date shall include other distribution related expenses. These other distribution related expenses may include, but are not limited to, a commission and a payment to wholesalers and others employed by the Distributor.

       5. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Fund.

       6. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Shares, and
(b) approval by a vote of the Board of Trustees and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

       7. This Plan shall continue in effect indefinitely; PROVIDED, HOWEVER, that such continuance is subject to annual approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan.

       8. This Plan may be amended at any time by the Board of Trustees; provided that (a) any amendment to increase materially the amount to be spent for the services described herein shall be


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effective only upon approval by a vote of a "majority of the outstanding voting securities" of the Shares and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of the Shares.

       9. The Distributor shall provide the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

      10. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

      11. For the purposes of this Plan, the terms "interested person" and "majority of the outstanding voting securities" are used as defined in the Act. In addition, for purposes of determining the fees payable to the Distributor, the value of the Share's net assets shall be computed in the manner specified in the Fund's then current prospectus for computation of the net asset value of the Shares.

      12. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in Section 9 hereof (collectively the "Records") for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said record keeping.

      13. This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the Act.

      14. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.